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Exhibit 10(xii)

THIS AGREEMENT made as of the 29th day of October, 2002.

BETWEEN

    METALLIC VENTURES INC., a corporation
    incorporated under the Laws of Ontario

    (hereinafter called the "Corporation")

    OF THE FIRST PART

and:

    JACK TAYLOR

    (hereinafter called the "Executive")

    OF THE SECOND PART

WITNESSES THAT:

        WHEREAS the Executive is presently employed by the Corporation in the capacity of Field Operation Manager reporting to the Vice President, Exploration of the Corporation;

        AND WHEREAS the Corporation and the Executive are desirous of having certain rights and benefits in the event that the Executive is dismissed or the employment of the Executive with the Corporation is terminated in a manner set forth hereinafter;

        AND WHEREAS the Corporation wishes to retain the benefit of the employment of the Executive with the Corporation and to ensure that the Executive is able to carry out his responsibilities with the Corporation free from any distractions associated with any potential change in the ownership or control of the Corporation or its assets;

        NOW THEREFORE in consideration of the promises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Executive and the Corporation, it is agreed by and between the Executive and the Corporation as follows:

ARTICLE ONE

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions: In this Agreement, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings set forth below:

  (a)
  "Accountant" means a Certified Accountant reasonably acceptable to the Executive. If the Executive and the Auditor cannot agree on an Accountant, then both the Executive and the Auditor shall nominate an accountant. The two nominees shall select a third accountant who shall act as Accountant hereunder and whose determinations shall be binding on the parties. All fees and disbursements and other expenses incurred in the nomination process and the retainer of the Accountant shall be borne by the Corporation;

  (b)
  "Agreement" means this agreement as amended from time to time;

  (c)
  "Auditor" means the accounting firm which was, immediately prior to the Change in Control, the Corporation's independent auditor;

  (d)
  "Benefit Plans" means all stock option or share purchase plans, employee loans, home purchase loans, insurance, long-term disability, medical, dental or other executive and employee benefit plans, including without limitation any pension or company sponsored retirement savings plans, and all privileges (including without limitation automobile leases) provided by the Corporation or any subsidiary of the Corporation to the Executive;

  (e)
  "Cause" shall mean termination by the Corporation of the Executive's employment based upon (i) the willful and continued failure by the Executive substantially to perform the Executive's duties with the Corporation after a written demand for substantial performance is delivered to the Executive by the board of directors of the Corporation, which demand specifically identifies the manner in which the board believes that the Executive has not substantially performed the Executive's duties, other than any (a) such failure resulting from the Executive's incapacity due to physical or mental illness, (b) any such actual or anticipated failure after the issuance of a notice of termination by the Executive following a Triggering Event or (c) the Corporation's active or passive obstruction of the performance of the Executive's duties and responsibilities or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Corporation monetarily after a written explanation from the board detailing the conduct and the injury is delivered to the Executive. For purposes of this definition, no act, or failure to act, on the Executive's part shall be deemed willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Corporation;

  (f)
  "Change in Control" means a transaction or series of transactions whereby directly or indirectly;

  (i)
  any Person or combination of Persons acting jointly and in concert (other than the Executive or a corporation controlled directly or indirectly by the Executive) acquires a sufficient number of securities of the Corporation to affect materially the control of the Corporation and for the purposes of this Agreement, a Person or combination of Persons acting jointly and in concert, holding shares or other securities in excess of the number which, directly or following the conversion or exercise thereof, would entitle the holders thereof to cast 20% or more of the votes attached to all shares of the Corporation which may be cast to elect directors of the Corporation, shall be deemed to be in a position to affect materially the control of the Corporation, in which case the Change in Control shall be deemed to occur on the date that is the later of the date that the security representing one more than that required to cast 20% of the votes attached to all shares of the Corporation which may be cast to elect directors of the Corporation is acquired or the date on which the persons acting jointly and in concert agree to so act;

  (ii)
  the Corporation shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with, any other Person (other than a corporation controlled directly or indirectly by the Executive) and, in connection therewith, all or part of the outstanding shares of the Corporation which have voting rights attached thereto shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Corporation or any other Person or for cash or any other property, in which case the Change in Control shall be deemed to occur on the date of closing of the consolidation, merger, amalgamation or statutory arrangement, as the case may be; or

  (iii)
  the Corporation shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more subsidiaries of the Corporation shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Corporation and its subsidiaries as at the end of the most recently completed financial year of the Corporation or (B) which during the most recently completed financial year of the Corporation generated, or during the then current financial year of the Corporation are expected to generate, more than 50% of the consolidated operating income or cash flow of the Corporation and its subsidiaries, to any other Person or Persons, in which case the Change in Control shall be deemed to occur on the date of transfer of the assets representing one dollar more than 50% of the consolidated assets in the case of clause (A) or 50% of the consolidated operating income or cash flow in the case of clause (B), as the case may be;

    other than a transaction or series of transactions which involves a sale of securities or assets of the Corporation with which the Executive is involved as a purchaser in any manner, whether directly or indirectly, and whether by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase leaseback financing, but excluding where the Executive's sole involvement with such a purchase is the ownership of an equity interest of less than 5% of the acquirer where the acquirer is a public company, and the Executive and persons acting jointly and in concert with the Executive hold securities of the acquirer which, directly, or following the conversion or exercise thereof, would entitle the holders thereof to cast 5% or more of the votes attached to all shares or other interests of the acquirer which may be cast to elect directors or the management of the acquirer;

  (g)
  "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time;

  (h)
  "Disability" shall be deemed to be the reason for the termination by the Corporation of the Executive's employment if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Corporation for a period of twelve (12) consecutive months, the Corporation shall have given the Executive a notice of termination for Disability, and, within thirty (30) days after such notice of termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties;

  (i)
  "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended from time to time;

  (j)
  "Expiry Date" means the date which is 24 months after a Change in Control occurs;

  (k)
  "Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of the stock of the Corporation;

  (l)
  "Severance Payments" means the payments provided for in Articles 2 and 3 hereof;

  (m)
  "Total Payments" means any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control or any Person affiliated with the Corporation or such Person); and

  (n)
  "Triggering Event" means any one of the following events which occurs without the express agreement in writing of the Executive;

  (i)
  an adverse change in any of the duties, powers, rights, discretion, salary or benefits of the Executive as they exist immediately prior to the Change of Control

  (ii)
  a diminution of the title of the Executive as it exists immediately prior to the Change of Control

  (iii)
  a change in the person or body to whom the Executive reports immediately prior to the Change of Control, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business, or

  (iv)
  a change in the location at which the Executive is regularly required immediately prior to the Change of Control to carry out the terms of his employment with the Corporation, unless the terms of employment of the Executive include the obligation to receive geographic transfers from time to time in the normal course of business.

Section 1.02 Plural and Gender: Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender.

Section 1.03 Binding Effect: This Agreement shall be binding on the successors and assigns of the Corporation and shall enure to the benefit of the personal representatives and heirs of the Executive.

Section 1.04 Monetary Amounts: All references to monetary amounts in this Agreement are to lawful money in the United States of America.

ARTICLE TWO

RIGHTS OF EXECUTIVE

Section 2.01 Right Upon Occurrence of Triggering Event:

  (a)
  Right: If Change in Control occurs and if, in respect of the Executive, a Triggering Event occurs on or before the Expiry Date, the Executive shall be entitled to elect to terminate his employment with the Corporation and to receive a payment from the Corporation in the amount an amount represented by the formula A × (B + C) where:

      A = 3;

      B = the highest annualized rate of monthly base salary received by the Executive in the thirty-six months immediately preceding the Change in Control; and

      C = the highest bonus amounts received by the Executive in the calendar year of the Change in Control or in any one of the three calendar years immediately preceding the calendar year of the Change in Control;

    subject to the monetary limitations set out in Article 4 below.

  (b)
  Condition: The right of the Executive provided for in subsection 2.01(a) hereof is conditional upon the Executive electing to exercise such right by notice given to the Corporation within six months after the Triggering Event.

Section 2.02 Right Upon Dismissal: The Executive shall be entitled to a payment from the Corporation in the amount calculated in accordance with subsection 2.01(a) hereof, subject to the monetary limitations set out in Article 4, below, if the Executive is dismissed from his employment with the Corporation prior to the Expiry Date for any reason other than Cause, death or Disability of the Executive. The Corporation shall not dismiss the Executive for any reason unless such dismissal is specifically approved by the board of directors of the Corporation.

Section 2.03 Benefit Plans: In the event that the Executive is entitled to a payment pursuant to section 2.01, 2.02 or 2.03 hereof, the Executive shall be entitled to have all Benefit Plans continued for a period of 24 months after the date of the giving of notice by the Executive pursuant to section 2.01 hereof or the dismissal from employment with the Corporation of the Executive as referred to in section 2.02 hereof, as the case may be, or for such longer period as is available under any Benefit Plan when coverage is provided from a source other than the Corporation.

Section 2.04 Stock Options: All options to purchase common shares of the Corporation granted to the Executive shall vest and become immediately exercisable upon the occurrence of a Change in Control. In the event that the Executive is entitled to a payment pursuant to section 2.01 or 2.02 hereof, the term during which any option to purchase common shares of the Corporation granted to the Executive by the Corporation or any subsidiary of the Corporation may be exercised shall be extended to the later of the expiry date of the option and 24 months after the date of the giving of notice by the Executive pursuant to section 2.01 hereof or the dismissal from employment with the Corporation of the Executive as referred to in section 2.02 hereof, as the case may be, provided that the maximum term of any such option shall not exceed 10 years from the date of grant of such option. In addition, in such event any provisions of such an option which restricts the number of common shares of the Corporation which may be purchased before a particular date shall be waived. In the event that the price at which common shares of the Corporation may be purchased upon the exercise of any option granted at the same time as the option was granted to the Executive is reduced, the price at which common shares of the Corporation may be purchased by the Executive pursuant to the exercise of the option held by the Executive shall be reduced to the lowest price at which common shares of the Corporation may be purchased pursuant to any such option. The terms of any option agreement evidencing such option shall be deemed to be amended to reflect the provisions of this section 2.04. Nothing in the provisions hereof shall preclude the Executive from participating in any purchase or exchange of options or shares which may occur upon a Change in Control.

Section 2.05 Retransfer: In the event that the Executive moved to Nevada to accept employment with the Corporation, if the Executive exercises pursuant to section 2.01 hereof or upon giving notice to the Corporation within six (6) months of dismissal from employment with the Corporation of the Executive as referred to in section 2.02 hereof, as the case may be, the Corporation shall pay to the Executive an amount equal to the direct expenses of moving the Executive and his immediate family and their household effects back to the location from which the Executive moved.

Section 2.06 Outplacement Services: The Corporation shall pay the reasonable costs (to a maximum of 15% of the applicable annual base salary and bonus of the Executive immediately prior to the Change in Control) of the services of any outplacement counseling service mutually satisfactory to the Corporation and the Executive, and for a maximum period of 12 months, for the Executive in the event that the Executive is entitled to receive a payment pursuant to either section 2.01 or 2.02 hereof.

Section 2.07 Notice of Termination: After a Change in Control and prior to the Expiry Date, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by notice of termination from one party to the other party in accordance with section 5.03 hereof.

Section 2.08 Dispute Concerning Termination: If within fifteen (15) days after any notice of termination is given, or, if later, prior to the date of termination (as determined without regard to this section 2.08), the party receiving such notice of termination notifies the other party that a dispute exists concerning the effect of the termination under this Agreement either due to the Corporation's assertion that the termination was for Cause or due to the Corporation's denial of a Triggering Event, the date of termination shall be extended until the date on which the dispute is finally resolved: (A) either by mutual written agreement of the parties or (B) by a final judgment, order or decree of a court (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been lodged) adjudicating the rights and obligations of the Executive and the Corporation under this Agreement with respect to the termination; provided, however, that the date of termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

Section 2.09 Compensation During Dispute: If a purported termination occurs following a Change in Control and prior to the Expiry Date and the date of termination is extended in accordance with section 2.08 hereof, the Corporation shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given or, if higher, the compensation in effect immediately prior to the Change in Control, and shall continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the date of termination, as determined in accordance with section 2.08 hereof. Amounts paid under this section 2.09 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

ARTICLE THREE

PAYMENTS AND REVIEW

Section 3.01 Payments Under this Agreement: Any payment to be made by the Corporation pursuant to the terms of this Agreement shall be paid by the Corporation in cash in a lump sum within ten business days of the giving of notice by the Executive pursuant to section 2.01 hereof or within ten business days of the dismissal from employment with the Corporation of the Executive as referred to in section 2.02 hereof, as the case may be. Any such payment shall be calculated, in the case of section 2.01 hereof, at the date of giving notice pursuant to section 2.01 hereof and, in the case of section 2.02 hereof, at the date of dismissal.

Section 3.02 Review of Agreement: In the event of a threatened or pending Change in Control, or following a Change in Control which is not followed within six months by a Triggering Event in respect of the Executive, the Corporation in either case shall review the terms of this Agreement and shall implement any amendments hereto which are agreed to by both the Corporation and the Executive.

Section 3.03 Designation of Beneficiary: In the event that the Executive dies prior to the satisfaction of all of the obligations of the Corporation under this Agreement, any remaining amounts payable to the Executive by the Corporation shall be paid to the person or persons previously designated by the Executive to the Corporation for such purposes. Any such designation of beneficiaries shall be made in writing, signed by the Executive and dated and filed with the Secretary of the Corporation. In the event that no designation is made, all such amounts shall be paid by the Corporation to the estate of the Executive.

Section 3.04 Agreement Supplemental: This Agreement shall be supplemental to any other contract of employment, whether written or oral, that exists between the Corporation or any subsidiary of the Corporation and the Executive, except insofar as any such contract of employment relates to the termination of the employment relationship between the Corporation or any subsidiary of the Corporation and the Executive after a Change in Control, in which case this Agreement shall supersede the termination provisions of any such contract of employment.

Section 3.05 Installment Payments: Notwithstanding Section 3.01, the Executive may elect by written notice to receive any payments due to him hereunder by way of periodic or installment payments.

ARTICLE FOUR

COMPLIANCE WITH THE CODE

Section 4.01 Maximum Payments: Notwithstanding any other provisions of this Agreement, in the event that any of the Total Payments would not be deductible (in whole or in part), by the Corporation, an affiliate or Person making such payment or providing such benefit as a result of section 280G of the Code, then, to the extent necessary to make the Total Payments deductible in their entirety (and after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in any other plan, arrangement or agreement pursuant to which any of the Total Payments are paid), the cash Severance Payments shall first be reduced, and all other Severance Payments shall thereafter be reduced; provided however that the Executive may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

Section 4.02 Procedures Related to Section 280G: For the purposes of this Article 4, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Accountant, does not constitute a "parachute payment" within the meaning of section 280G of the Code, including by reason of section 280G(b)(4)(A) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deduction by reason of section 280G of the Code, in the opinion of the Accountant, and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

Section 4.03 Repayment in Certain Circumstances: If it is established pursuant to a final determination of a court or a final Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Article 4, the Total Payments paid to or for the Executive's benefit are in an amount that would result in any portion of such Total Payments being subject to the excise tax imposed under section 4999 of the Code, then, if a repayment by the Executive would result in (i) no portion of the remaining Total Payments being subject to the excise tax imposed under section 4999 of the Code and (ii) a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, the Executive shall have an obligation to pay the Corporation upon demand an amount equal to the sum of (a) the excess of the Total Payments paid to or for the Executive's benefit over the Total Payments that could have been paid to or for the Executive's benefit without any portion of such Total Payments being subject to the excise tax imposed under section 4999 of the Code; and (b) interest on the amount set forth in clause (a) at the rate provided in section 1274(b)(2)(B) of the Code from the date of the Executive's receipt of such excess until the date of such payment.

ARTICLE FIVE

MISCELLANEOUS

Section 5.01 Assignment and Assumption: This Agreement shall be assigned by the Corporation to any successor corporation of the Corporation and shall be binding upon such successor corporation. For the purposes of this section 5.01, "successor corporation" shall include without limitation any Person referred to in paragraphs 1(c)(ii) or (iii) hereof. The Corporation shall ensure that the successor corporation shall continue the provisions of this Agreement as if it were the original party in place of the Corporation; provided however that the Corporation shall not thereby be relieved of any obligations to the Executive pursuant to this Agreement. In the event of a transaction or series of transactions as described in paragraphs 1(c)(ii) or (iii) hereof, appropriate arrangements shall be made by the Corporation for the successor corporation to honor this Agreement as if the Executive had exercised his maximum rights hereunder as of the effective date of such transaction.

Section 5.02 Further Assurances: Each of the Corporation and the Executive agrees to make, do and execute or cause to be made, done and executed all such further and other things, acts, deeds, documents, assignment and assurances as may be necessary or reasonable required to carry out the intent and purpose of this Agreement fully and effectually. Without limiting the generality of the foregoing, the Corporation shall take all reasonable steps in order to structure the payment or payments provided for in this Agreement in the manner most advantageous to the Executive with respect to provisions of the Code or similar legislation in place in the jurisdiction of residence of the Executive.

Section 5.03 Notice: Any election or designation to be made by the Executive pursuant to the terms of this Agreement shall be by notice in writing and shall be delivered to the Corporation at the following address:

  METALLIC VENTURES INC.
  2100 – 40 King St. West
  Toronto ON M5H 3C2

  Attention: President or Chief Executive Officer

Section 5.04 Costs: The Corporation shall pay all costs and expenses, including without limitation legal fees, incurred by the Executive in connection with the enforcement of the provisions of this Agreement.

Section 5.05 Governing Law: This Agreement shall be governed by and be construed in accordance with the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

Section 5.06 Severability: Any provision of this Agreement which contravenes any applicable law or which is found to be unenforceable shall, to the extent of such contravention or unenforceability, be deemed severable and shall not cause this Agreement to be held invalid or unenforceable or affect any other provision or provisions of this Agreement.

Section 5.07 Independent Advice: The Executive acknowledges having been advised that he is entitled to obtain independent legal advice with respect hereto prior to executing this Agreement.

Section 5.08 Release of Claims: Notwithstanding any other provisions contained in this Agreement, the Corporation shall require, as a condition precedent to the payment of the Severance Payments to the Executive, that the Executive execute, after his last day of employment by the Corporation, a release and covenant in favor of the Corporation and its stockholders, officers, employees, directors and affiliates in the form appended hereto as Exhibit "A". If the Executive fails to provide the required release and covenant, or within seven days following its delivery to the Corporation revokes the required release and covenant, and the Corporation has not alleged just cause for termination or denied a Triggering Event in connection with the termination of employment, the sole obligation of the Corporation to the Executive under this Agreement shall be the payment of the equivalent of two weeks salary calculated as at the time of termination.

Section 5.09 No Mitigation: The Corporation agrees that, if the Executive's employment with the Corporation is terminated hereunder, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Corporation pursuant to the terms of this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Corporation, or otherwise.

Section 5.10 Limitation of the Executive's Rights: This Agreement shall not give the Executive the right to remain employed by the Corporation or interfere with or restrict the right of the Corporation to discharge or retire the Executive. The Executive is and shall remain an at-will employee of the Corporation in accordance with the Corporation's policies, as are all employees of the Corporation.

        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

METALLIC VENTURES INC. By:

/s/ RICHARD D. McNEELY c/s
SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
/s/ TERRA ANDROMEDA	)	/s/ JACK TAYLOR
Witness	) )	JACK TAYLOR

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ARTICLE ONE DEFINITIONS AND INTERPRETATION
ARTICLE TWO RIGHTS OF EXECUTIVE
ARTICLE THREE PAYMENTS AND REVIEW
ARTICLE FOUR COMPLIANCE WITH THE CODE
ARTICLE FIVE MISCELLANEOUS